SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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OMI Corporation
_________________________________________________________________________________________________________
(Name of Registrant as Specified In Its Charter)

__________________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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OMI CORPORATION • One Station Place • Stamford, CT 06902

April 16, 2007

Dear Stockholder:

     You are cordially invited to attend the 2007 annual meeting of OMI Corporation stockholders to be held at One Station Place, Stamford, Connecticut 06902, on Thursday, June 28, 2007 at 9:00 a.m.

     Matters to be considered and acted upon by our stockholders include the election of directors and the ratification of the appointment of OMI Corporation’s independent registered public accounting firm. These matters and the procedures for voting your shares are discussed in the accompanying Notice of Annual Meeting and Proxy Statement.

     The vote of every stockholder is important regardless of the number of shares owned. Accordingly, your prompt cooperation in signing, dating, and mailing the enclosed proxy will be appreciated.

Sincerely, CRAIG H. STEVENSON, JR. Chairman of the Board and Chief Executive Officer

NOTICE OF ANNUAL MEETING
OF STOCKHOLDERS
OF OMI CORPORATION
TO BE HELD ON
JUNE 28, 2007

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of OMI Corporation will be held at One Station Place, Stamford, CT 06902, on Thursday, June 28, 2007, at 9:00 a.m. (Eastern Daylight Savings Time), for the following purposes:

(1)	To elect two directors (Class III) for a three-year term, each to hold office until his successor shall be duly elected and qualified;

(2)	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of OMI Corporation and subsidiaries for the year ending December 31, 2007; and

(3)	To consider and act on such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on March 9, 2007 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

     If the Company’s proposed acquisition by Omaha, Inc., a wholly owned subsidiary of both Teekay Shipping Corporation and A/S Dampskibsselskabet TORM (as previously disclosed in the Company’s filings with the Securities and Exchange Commission) is consummated prior to June 28, 2007, we will not have public stockholders and there will be no public participation in any further meetings of our stockholders after the closing, including our 2007 annual meeting scheduled for June 28, 2007. For more information on the proposed tender offer and merger, please refer to the Schedule 14D-9 Solicitation/Recommendation Statement filed by the Company on April 27, 2007 with the Securities and Exchange Commission.

     A complete list of the stockholders entitled to vote at the meeting will be located at the offices of OMI Corporation, One Station Place, Stamford, Connecticut, at least 10 days prior to the meeting.

By Order of the Board of Directors FREDRIC S. LONDON Secretary

Stamford, Connecticut April 16, 2007

IMPORTANT

     PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED STAMPED, ADDRESSED ENVELOPE SO THAT IF YOU ARE UNABLE TO ATTEND THE MEETING YOUR SHARES MAY NEVERTHELESS BE VOTED.

TABLE OF CONTENTS

Proxy Statement	1
About The Meeting	1
Why Am I Receiving These Materials?	1
Who Can Vote At The Annual Meeting?	1
What Am I Voting On?	2
How Do I Vote?	2
Security Ownership of Certain Beneficial Owners	3
Election of Directors—Proposal No. 1	4
Governance of The Company	5
Profile of Directors and Nominees	5
Independent Directors	6
Presiding Director	6
Certain Transactions and Business Relationships	7
Committees of The Board	7
Report of The Audit Committee	7
Report of The Nominating/Corporate Governance Committee	8
Report of The Compensation Committee	9
Compensation Committee Interlocks and Insider Participation	10
Corporate Code of Ethics	10
Compensation	10
Director Compensation	10
Executive Compensation	12
Compensation Discussion and Analysis	12
General Philosophy	12
Overall Compensation	12
Base Salaries	13
Bonuses	13
Equity Compensation	16
Retirement Plans	18
Perquisites and Other Benefits	18
Non-Qualified Deferred Compensation	18
Potential Payments For Termination And Change In Control	19
Severance Benefits (No Change In Control)	19
Change In Control	20
Independent Registered Public Accounting Firm Fee Information	22
Pre-Approval Policy	22
Approval of Independent Registered Public Accounting Firm—Proposal No. 2	23
Contacting Directors	23
Section 16(a) Beneficial Ownership Reporting Compliance	24
Householding of Annual Meeting Materials	24
Other Matters	24
Shareholder Proposals	24
Appendix 1—Board Guidelines on Corporate Governance
Appendix 2—Audit Committee Charter
Appendix 3—Nominating/Corporate Governance Charter
Appendix 4—Compensation Committee Charter

PROXY STATEMENT

     The following statement is submitted to stockholders in connection with the solicitation of proxies for the Annual Meeting of Stockholders of OMI Corporation (“OMI” or the “Company”) to be held June 28, 2007. OMI’s corporate headquarters is located at One Station Place, Stamford, Connecticut 06902. The Annual Meeting will be held at One Station Place, Stamford, CT 06902.

ABOUT THE MEETING

Why am I receiving these materials?

     We sent this proxy statement and the enclosed proxy card to you because the Board of Directors of OMI is soliciting your proxy to vote at the 2007 Annual Meeting of Stockholders. You are invited to attend the Annual Meeting, and OMI requests that you vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

     The Company intends to mail this proxy statement and accompanying proxy card on or about April 30, 2007 to all stockholders of record entitled to vote at the Annual Meeting.

     All proposals require a plurality of shares present at the meeting in person or by proxy and entitled to vote.

Who can vote at the Annual Meeting?

     Only stockholders of record at the close of business on March 9, 2007 will be entitled to vote at the Annual Meeting. On the record date, there were approximately 61,982,900 shares of common stock outstanding and entitled to vote. The holders of outstanding common stock are entitled to one vote per common share held.

     As of March 9, 2007 there were 2,102 holders of record and, additionally, approximately 30,000 beneficial stockholders.

Stockholder of Record: Shares Registered in Your Name

     If on March 9, 2007 your shares were registered directly in your name with OMI’s transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, OMI urges you to fill out and return the enclosed proxy card.

     Beneficial Owner: Shares Registered in the Name of a Broker or Bank

     If on March 9, 2007 your shares were held electronically in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You may do so by filling out and returning the enclosed proxy card. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent. If you do not vote, your broker is permitted to vote your shares for the election of the nominees and for the ratification of Deloitte & Touche LLP.

What am I voting on?

     There are two matters scheduled for a vote:

  Election of two Class III directors to hold office until the 2010 Annual Meeting of Stockholders;
  Ratification of the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2007.

How do I vote?

     You may either vote “For” all the nominees to the Board of Directors or you may withhold votes for any nominee you specify. For any other matter to be voted on, you may vote “For” or “Against” or abstain from voting. If no specification is made, the proxies will be voted FOR the nominees as directors and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. The procedures for voting are fairly simple:

     Voting by Proxy

     You may vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, OMI urges you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy. A shareholder giving a proxy may revoke it at any time prior to its exercise by delivering to our Secretary a written revocation or a duly executed proxy bearing a later date or by attending the meeting and voting his or her shares in person.

     Attendance and Voting at the Annual Meeting

     If you own shares of record, you may attend the Annual Meeting and vote in person, regardless of whether you have previously voted by proxy. If you own shares in street name, you may attend the Annual Meeting but in order to vote your shares at the meeting you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your bank or brokerage account representative to learn how to obtain a legal proxy. We encourage you to vote your shares in advance of the Annual Meeting by one of the methods described above, even if you plan to attend the Annual Meeting. If you have already voted prior to the meeting, you may nevertheless change or revoke your vote at the Annual Meeting in the manner described above.

     The solicitation of the proxy enclosed with this Proxy Statement is made by and on behalf of the Board of Directors of OMI. The cost of this solicitation will be paid by OMI. Such costs include preparation, printing and mailing of the Notice of Annual Meeting, form of proxy and Proxy Statement, which are enclosed. The solicitation will be conducted principally by mail, although directors, officers and employees of OMI and its subsidiaries (at no additional compensation) may solicit proxies personally or by telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for proxy material to be sent to their principals and OMI will reimburse such persons for their expenses in so doing. OMI is also retaining Investor Com, Inc. to solicit proxies and will pay it a fee of $5,000.

     What happens if our proposed acquisition by Omaha, Inc., a wholly owned subsidiary of both Teekay Shipping Corporation and A/S Dampskibsselskabet TORM is consummated prior to the scheduled date of the 2007 annual meeting?

     If the Company’s proposed acquisition is consummated prior to June 28, 2007, we will not hold our annual meeting or any further meetings of publc stockholders.

Security Ownership of Certain Beneficial Owners and Management of OMI

     The following table sets forth, as of March 9, 2007, certain information with respect to (i) each person known to OMI to be the beneficial owner of more than five percent (5%) of OMI’s Common Stock, which is the only class of outstanding voting securities, (ii) each director, (iii) each of certain executive officers, (iv) the Board Nominees and (v) all directors and all executive officers as a group:

Name and Address of	Amount and Nature of	Percent
Beneficial Owner	Beneficial Ownership (1)	of Class
FMR Corp.	9,673,407	15.61 (2)
82 Devonshire Street
Boston, MA 02109

Freiss Associates LLC	3,340,000	5.39
115 E. Snow King
Jackson, WY 83001

Craig H. Stevenson, Jr. (2)	1,089,447	1.76
Robert L. Bugbee (3)	685,613	1.11
Kathleen C. Haines (4)	235,318	*
Fredric S. London (5)	419,813	*
Cameron K. Mackey (6)	140,750	*
James Hood (7)	47,613	*
Michael Klebanoff (7)	555,687	*
James D. Woods (7)	66,322	*
Donald C. Trauscht (7)	64,722	*
Philip J. Shapiro (8)	81,722	*
All directors, nominees and executive officers as a group (10 persons)	3,387,007	5.46

*	Represents holdings of less than one percent.

(1)	Includes all shares with respect to which each person, executive officer or director directly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct voting of such shares or to dispose or to direct the disposition of such shares. With respect to non-employee directors, includes shares that may be purchased under currently exercisable stock options and with respect to executive officers and non-employee directors, includes shares held under the OMI Corporation Savings Plan and the OMI Corporation Executive Savings Plan and restricted shares awarded on July 2, 2001, April 3, 2002, September 12, 2003, September 25, 2003, September 30, 2003, June 9, 2004, December 1, 2004, May 19, 2005 and May 31, 2006 pursuant to the OMI Corporation 2001 Restricted Stock Plan, the OMI Corporation 2003 Stock Incentive Plan and the OMI Corporation 2006 Incentive Compensation Plan (the “Restricted Stock Award Plans”).

(2)	Includes 2,100 shares held in a corporation in which the executive has no interest but his spouse owns a 50% interest, and 628,876 restricted shares.

(3)	Includes 1,000 shares owned by his spouse and 411,016 restricted shares.

(4)	Includes 198,896 restricted shares.

(5)	Includes 198,896 restricted shares and excludes 24,000 shares owned by his children.

(6)	Includes 130,045 restricted shares.

(7)	Includes 39,960 restricted shares.

(8)	Includes options to purchase 30,000 shares and 44,960 restricted shares.

ELECTION OF DIRECTORS—PROPOSAL NO. 1

     Pursuant to OMI’s Articles of Incorporation and By-Laws, the Board of Directors of OMI is divided into three classes as set forth in the following table. Each class consists of three directors. Each of Class II and Class III has one vacancy. The vacancy in Class III is proposed to be filled at this time. The directors in each class hold office for staggered terms of three years. The Board of Directors have nominated Messrs. Michael Klebanoff and Donald C. Trauscht, currently Class III directors whose present terms expire in 2007 for three year terms (expiring in 2010) at this Annual Meeting. Mr. Klebanoff first became a director on June 17, 1998, Mr. Trauscht became a director on December 1, 2000. Both have been re-elected by the stockholders of the Company, most recently on May 25, 2004.

     The nominees in Class III are willing to serve as directors, but if any nominee becomes unable to serve prior to the Annual Meeting, the persons named as Proxies have discretionary authority to vote for a substitute nominee named by the Board of Directors, or the Board of Directors may reduce the number of directors to be determined and elected.

     The Board of Directors recommends a vote in favor of the election of the nominees for directors.

     The following table sets forth certain information regarding the members of, and nominees for the Board of Directors:

		Class and
		Year in		First
Name and Other		Which Term	Principal	Became a
Information	Age	Will Expire	Occupation	Director

NOMINEES FOR ELECTION AT THE 2007 ANNUAL MEETING

Michael Klebanoff	86	Class III	Private investor; Chairman Emeritus of	6/17/98
		2010	OMI Corporation

Donald C. Trauscht	73	Class III	Chairman, BW Capital Corporation	12/01/00
		2010

DIRECTORS WHOSE TERMS CONTINUE

Robert Bugbee	46	Class I	Chief Operating Officer and	1/15/98
		2008	President of OMI Corporation

James N. Hood	72	Class I	Self employed; former President and Chief	6/17/98
		2008	Executive Officer of Teekay Shipping Corporation

Philip J. Shapiro	54	Class I	President and Chief Executive Officer of	4/03/02
		2008	Liberty Maritime Corporation

Craig H. Stevenson, Jr.	53	Class II	Chairman of the Board and Chief	1/15/98
		2009	Executive Officer of OMI Corporation

James D. Woods	75	Class II	Retired, formerly Chief Executive Officer	6/17/98
		2009	of Baker Hughes Inc.

GOVERNANCE OF THE COMPANY

     Our business, property and affairs are managed by its officers, under the direction of the Board of Directors pursuant to the Business Corporations Act of the Republic of the Marshall Islands and our by-laws. Members of the Board of Directors are kept informed of the Company’s business through discussions with the Chief Executive Officer, the President and the Senior Vice Presidents, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

     During 2006, there were five Board of Directors’ meetings of the Company. All directors attended at least four of the meetings except for one director who attended three meetings. The Company encourages, but does not require, directors to attend the annual meeting of stockholders. All directors attended the 2006 annual meeting.

     We have been continuing our review of our corporate governance policies and practices. This review includes a comparison of our current policies and practices to those suggested by authorities active in corporate governance and practices of other public companies. Based upon this review we have adopted and we expect to adopt in the future any changes that the Board of Directors believes are the best corporate governance policies and practices for the Company. We believe we are in compliance with all current requirements of the Sarbanes-Oxley Act of 2002 and of the New York Stock Exchange. We will adopt changes, as appropriate, to maintain such compliance.

     Recently, the Board approved changes to the Board Guidelines on Corporate Governance and all committee charters which centralized the definition of independence into the Board Guidelines on Corporate Governance and modified and guidelines to permit directors to have a business relationship with the company so long as the Board of Directors determines that the relationship is not material to the company or the director. The Board Guidelines on Corporate Governance are attached hereto on Appendix 1 and together with the Committee Charters also attached hereto and are also available on the Company’s website or in print to any stockholder who requests them.

Profile of Directors and Nominees

     Michael Klebanoff is a private investor. He was President of Old OMI from 1969 to 1983 and was Chairman of the Board of Old OMI from 1983 until November 1995.

     Donald C. Trauscht has been Chairman, BW Capital Corporation since 1966. From 1967 to 1995, Mr. Trauscht held a number of positions at Borg Warner Corporation, including Chairman and Chief Executive Officer. Mr. Trauscht is a director of Esco Technologies, Inc. and Bourns, Inc.

     Robert Bugbee was elected President effective January 25, 2002. He was previously elected Executive Vice President effective January 1, 2001, Director and Senior Vice President in 1998 and Chief Operating Officer in March 2000. He was Senior Vice President of Old OMI from August 1995 to June 1998. Mr. Bugbee joined Old OMI in February 1995.

     James N. Hood is self employed. He was President and Chief Executive Officer of Teekay Shipping Corporation from 1992 to 1998, Director of Teekay Shipping Corporation from 1993 to 1998 and consultant to Teekay Shipping Corporation from 1998 to 2000. In addition to his 34 years of shore service in various senior management positions, Captain Hood served at sea for 19 years, including four years of command experience.

     Philip J. Shapiro has been President and Chief Executive Officer of Liberty Maritime Corporation, the largest privately held independent operator of U.S. flag dry bulk vessels and which also operates international flag dry bulk vessels, since 1988.

     Craig H. Stevenson Jr. was appointed President and Chief Executive Officer of the Company in 1998 and was elected Chairman of the Board of Directors that year. Mr. Stevenson was President until January 25, 2002 when Mr. Robert Bugbee was promoted from Executive Vice President to President of the Company. Mr. Stevenson had been Chief Executive Officer of Old OMI from January 1997 and was President of Old OMI from November 1995 to June 1998.

     James D. Woods is retired, he worked for Baker Hughes Inc., one of the largest companies in the oil-services industry, and its predecessor from 1955 to 1997. From January 1989 until January of 1997 Mr. Woods was Chairman of the Board and Chief Executive Officer of Baker Hughes Inc. Mr. Woods is also a director of Complete Production Services, Esco Technologies, Inc., USEC, Inc., and Foster Wheeler, Ltd.

Independent Directors

     The Board of Directors has determined affirmatively that all of the current directors and nominees for directors, except Mr. Stevenson and Mr. Bugbee, have no relationship with the Company other than in their roles as directors and stockholders and are “independent” for purposes of the New York Stock Exchange listing standards and rules implementing the Sarbanes-Oxley Act of 2002. The Company has had the following committees: Audit, Compensation and Nominating/Corporate Governance. All members of those committees qualify as independent as defined above. The Company established an Executive Committee during 2005 to act as and for the Board of Directors in intervals between meetings of the Board of Directors when expeditious action of the Board of Directors is necessary. The Chairman and two independent directors are members of the Executive Committee. There has been no Executive Committee meeting since its formation.

Presiding Director

     Since 2002, the Company has had a Presiding Director, whose primary responsibility is to preside over periodic executive sessions of the Board in which management directors and other members of management do not participate. The Presiding Director also advises the Chairman of the Board with respect to agendas and information requirements relating to Board and committee meetings and performs other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities. The non-management members of the Board of Directors have designated James D. Woods to serve in this position until the Board meeting next following the 2007 annual meeting of stockholders. During 2006, the non-management directors met three times, without management being present, with Mr. Woods presiding.

Certain Transactions and Business Relationships

     No current director, nominee for director or officer or immediate members of their families nor any 5% shareholder had any business relationship with the Company in 2006 other than in a capacity as officer or director.

Committees of the Board and Meetings

     The Audit Committee, comprising Messrs. Trauscht (Chairman), Shapiro and Klebanoff, performs functions traditionally performed by audit committees and those now required by the New York Stock Exchange and applicable law, including engaging the independent registered public accounting firm to be appointed by the Company, reviewing the results of each year’s audit and each quarter’s financial results, evaluating any recommendations the independent registered public accounting firm may propose with respect to the Company’s internal controls and procedures and overseeing the responses made to any such recommendations. In 2006, the Audit Committee met nine times for the purpose of reviewing quarterly and annual financial results and reports, audit procedures and inquiring into financial, legal, and other matters. All members attended at least six of the meetings. The Compensation Committee, comprising Messrs. Shapiro (Chairman), Klebanoff and Woods, reviews and determines the compensation of the Company’s executives and makes recommendations to the Board with respect to incentive compensation plans and equity-based plans for senior management, and evaluates and makes recommendations to the Board in respect of director compensation. The Compensation Committee met three times in 2006 for the purpose of reviewing overall compensation and employee benefit practices and programs. Mr. Klebanoff was appointed to the committee after all 2006 meetings had been held. The other members attended all meetings. The Nominating/Corporate Governance Committee, comprising Messrs. Woods (Chairman), Hood and Trauscht identifies and recommends individuals qualified to become members of the Board of Directors to fill vacancies on the Board, recommends the director nominees for the next annual meeting of stockholders and develops and recommends to the Board a set of corporate governance principles applicable to the Company. In 2006, the Nominating/Corporate Governance Committee met two times for the purpose of reviewing the Company’s corporate governance policies and practices and recommending the Class II Directors to be elected at the 2006 annual meeting. All members attended both of the meetings. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and the committees of which he was a member except Mr. Shapiro, who attended 71% of such meetings.

Report of the Audit Committee

     The functions of the Audit Committee of OMI Corporation are to engage the independent registered public accounting firm of the Company, review the Company’s financial statements and reporting, the adequacy of the Company’s internal controls and financial reporting process and the reliability of the Company’s financial statements, the performance of its audit and internal functions and its compliance with legal and regulatory requirements and to assess the areas of risk in the Company’s business and the manner of dealing with those risks. The Board has determined that Donald Trauscht and Michael Klebanoff meet the requirements and qualify as “audit committee financial experts” as defined in the final rules implementing the Sarbanes-Oxley Act of 2002, based upon their experience as chief executive officers (and in Mr. Trauscht’s case, chief financial officer) of other companies. All members meet the New York Stock Exchange standards with respect to having accounting or related financial management expertise. The Board has adopted a written charter setting out the organizational parameters, role and responsibility of the Audit Committee and the audit related functions in more detail. A copy of the committee’s charter is attached to this Proxy Statement as Appendix 2 and can also be viewed on our website at www.omicorp.com and is available in print to any shareholder who requests it.

     The Committee met with Deloitte & Touche LLP, the Company’s independent registered public accounting firm (“Deloitte & Touche”), with and without management present, to review and discuss the overall scope and plans for the audit of the Company’s consolidated financial statements for the fiscal year ended December 31, 2006 and the results of such audit. Management represented to the Committee that the Company’s financial statements were prepared in accordance with generally accepted accounting principles. The Committee reviewed and discussed the Company’s auditing and accounting principles and procedures and the Company’s financial statements presentation with management and Deloitte & Touche, including a review of any significant financial reporting issues and the selection, application and disclosure of the Company’s accounting policies, including policies for which management is required to exercise discretion or judgment regarding implementation. These discussions included consideration of the quality, not just the acceptability, of the accounting principles utilized, the reasonableness of significant accounting judgments and the clarity of disclosure in the Company’s financial statements. In addition, during 2006 the Committee met with management and Deloitte & Touche to review the Company’s quarterly results.

     The Committee also discussed and reviewed with Deloitte & Touche all communications required under generally accepted accounting principles and the standards of the Public Company Accounting Oversight Board (the “PCAOB”), including the matters required to be discussed by Deloitte & Touche with the Committee under Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

     In addition, Deloitte & Touche provided to the Committee a formal written statement describing all relationships between Deloitte & Touche and the Company that might bear on Deloitte & Touche’s independence as required by Independence Standards Board Standard No. 1, as amended (Independence Discussions with Audit Committees) and the PCAOB. The Committee reviewed and discussed with Deloitte & Touche any matters that may impact Deloitte & Touche’s objectivity and independence from the Company and management, including the provision of non-audit services to the Company. Nothing came to the Committee’s attention as a result of its review of Deloitte & Touche’s statement or its discussions with Deloitte & Touche that would indicate that Deloitte & Touche lacked such objectivity or independence.

     In performance of its functions, the Committee reviewed the audited financial statements for the year 2006, including the Management’s Discussion and Analysis of Results of Operations and Financial Condition, discussed the statements with management and with Deloitte & Touche both with and without management present. The Audit Committee also discussed with the Company’s senior management and independent registered public accounting firm the process used for certifications by the Company’s Chief Executive Officer and Chief Financial Officer which is required by the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the Securities and Exchange Commission. It reviewed the process for the Company to comply with Section 404 of the Sarbanes-Oxley Act of 2002 in respect of its internal control over financial reporting and discussed the process and controls, the testing of the controls and the audit of the controls with management, outside consultants and the Company’s independent registered public accounting firm. Management stated that the Company maintained effective internal control over financial reporting as of December 31, 2006 in all material respects.

     The independent registered public accounting firm audited and expressed opinions concerning the annual financial statements prepared by management, the effectiveness of the Company’s internal control over Financial Reporting as of December 31, 2006 and the management’s assessment of the Company’s internal controls over Financial Reporting as of December 31, 2006. It opined that the financial statements fairly present the financial position, results of operation and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America, that the Company’s internal control over financial reporting was effective as of December 31, 2006 and management’s assessment of the effectiveness of the internal control over financial reporting is fairly stated. The independent registered public accounting firm discussed with the Audit Committee any issues they believe should be raised with the Audit Committee. As a result of these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Annual Report on Form 10-K for fiscal year 2006.

Donald C. Trauscht, Chairman Michael Klebanoff Philip J. Shapiro

Report of the Nominating/Corporate Governance Committee

     The OMI Board of Directors’ Nominating/Corporate Governance Committee identifies and recommends individuals qualified to become directors to fill vacancies in the Board and recommends to the Board of Directors the director nominees for the next annual meeting of stockholders. In identifying candidates to be directors, the committee seeks persons it believes to be knowledgeable in the business of the Company or some aspect of it which makes it likely the persons will benefit the Company and are of a character the committee believes reflects the high standards of honesty and integrity desired of the Company. The committee has neither received nor rejected any candidate proposed by security holders or others.

     The Committee recommended to the Board of Directors the nomination for re-election of Michael Klebanoff and Donald C. Trauscht as Class III Directors. Both have agreed to serve and the Committee believes they have shown the qualifications and character desired of OMI directors.

     A copy of the Company’s Board Guidelines on Corporate Governance and the Committee’s charter are attached hereto as Appendix 1 and Appendix 3, respectively, and can be viewed on our website at www.omicorp.com, Each is available in print to any shareholder who requests it.

     Stockholders who wish to recommend individuals for consideration by the Nominating/Corporate Governance Committee to become nominees for election to the Board of Directors may do so by following the procedures set forth below in this Proxy Statement under the heading “Shareholder Proposals.” For persons proposed by stockholders to be considered, the following information concerning each nominee must be timely submitted in accordance with the required procedures: (1) the nominee’s name, age, business address, residence address, principal occupation or employment, the number of shares of the Company’s common stock the nominee beneficially owns and any other information relating to the nominee that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder; and (2) as to the stockholder proposing such nominee, that stockholder’s name and address, the number of shares of the Company’s common stock the stockholder beneficially owns, a description of all arrangements and understandings between the stockholder and the nominee or any other person (including their names) pursuant to which the nomination is made, a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person named in its notice and any other information relating to the stockholder that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder.

     The notice must also be accompanied by a written consent of the proposed nominee to being named as a nominee and to serve as a director if elected.

James D. Woods, Chairman James N. Hood Donald C. Trauscht

Report of the Compensation Committee

     Pursuant to its charter, the Compensation Committee approves all compensation and awards to executive officers, which include the Chief Executive Officer and Chief Operating Officer, and its three senior vice presidents. Generally, on its own initiative the Compensation Committee reviews the performance and compensation of all five named executive officers and, following discussions with the Chief Executive Officer and, where it deems appropriate, advisors, establishes their compensation levels. The Compensation Committee has consulted with Frederic W. Cook & Co., Inc. from time to time for advice concerning compensation. For other employees, the named executive officers make recommendations through the Chief Executive Officer to the Compensation Committee that generally, with minor adjustment, are approved. With respect to equity compensation awarded to non-named executive officers, the Compensation Committee grants restricted stock, generally based upon the recommendation of the Chief Executive Officer. A copy of the Committee’s charter is attached hereto as Appendix 4, and can be viewed on our website at www.omicorp.com, and is available in print to any shareholder who requests it. The Committee comprises Messrs. Shapiro (Chairman), Klebanoff and Woods.

     The Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal year 2006. Based on the review and discussions, the Committee recommended to the Board, and the Board has approved, that the Compensation Discussion and Analysis be included in OMI’s Proxy Statement for its 2007 Annual Meeting of Stockholders.

     This report is submitted by the Committee.

Philip J. Shapiro, Chairman James D. Woods Michael Klebanoff

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee comprises Messrs. Shapiro, Klebanoff and Woods, all of whom are directors of the Company and none of whom is or has been an officer of the Company or any of its subsidiaries. None has provided services to the Company other than in their roles as director and committee members, nor has received other remuneration from the Company aside from directors’ fees, except that Mr. Klebanoff received additional amounts pursuant to an agreement between him and a company which owned a predecessor of the Company with respect to healthcare and pension amounts related to service to the predecessor. The payments are stated in the Director Compensation table on page 11 and described in footnote 1 thereto.

Corporate Code of Ethics

     We have had a Corporate Code of Ethics for many years. We require all directors, officers and employees to adhere to our Code of Ethics in addressing legal and ethical issues encountered in conducting their work for the Company. The Code of Ethics requires that our directors, officers, and employees avoid conflicts of interest, comply with all applicable laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the Company’s best interest. Each year, all of our directors, officers and employees are required to certify that they have read, understood and are obligated to comply with the policies and principles set forth in the Code of Ethics.

     Directors, officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics. The Sarbanes-Oxley Act of 2002 requires companies to have procedures to receive, retain and direct complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We have such procedures in place.

     The Company’s Corporate Code of Ethics can be viewed on our website at www.omicorp.com, and is available in print to any shareholder who requests it.

COMPENSATION

Director Compensation

     Directors who are also officers or employees of the Company do not receive any fees or remuneration for services as members of the Board of Directors or of any committee thereof.

     At the request of the Board of Directors, during 2003 the Compensation Committee reviewed director compensation, with the help of an independent consultant. The review concluded directors spend substantially more time due to increased requirements from laws and stock exchange rules and the committee recommended that director compensation should be increased to reflect that additional time expended and the more difficult regulatory environment. The Board of Directors accepted the recommendation. At that time, the directors’ compensation was increased and each director is paid a $35,000 annual retainer, a restricted stock award of shares equal in value at the grant date to the amount of the retainer, meeting attendance fees of $1,500 per board or committee meeting attended, and committee membership fees of $5,000 (except the membership on the Audit

Committee, which is expected to demand more time, is $7,500), with the chairman receiving double the amount. The Presiding Director receives an additional $20,000. In 2004 and 2005, the same number of shares were awarded as in 2003. In 2006, an award intended to cover awards for each of the years 2006, 2007 and 2008 were made. The value of the 2004 award at grant date was approximately $63,000 and the value of the 2005 award at grant date was approximately $98,000. The value of the 2006 award at grant date in 2006 was $546,000. All such grant values exceeded the value of the retainer of $35,000, but were deemed appropriate due to the performance of the Company and the work of the directors in helping to achieve that performance.

     The following table summarizes the compensation to directors for 2006.

DIRECTOR COMPENSATION

					Change in
					Pension Value
	Fees(1)				and Non-
	Earned			NonEquity	qualified
	or Paid in	Stock(2)(3)	Option(4)	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)	($)	($)	($)	Earnings ($)	($)	($)
James D. Woods	85,000	91,364	0	0	0	0	176,364
Donald C. Trauscht	79,000	91,364	0	0	0	0	170,364
Michael Klebanoff	63,500	91,364	0	0	0	32,835	187,699
Philip J. Shapiro	70,500	95,108	0	0	0	0	165,608
James N. Hood	49,000	91,364	0	0	0	0	140,364

(1)	The Company paid a cash retainer of $35,000 to each director. Additionally, we paid:

     to Mr. Woods, $20,000 for his role as Presiding Director, $10,000 for being chairman of the Nominating/Corporate Governance Committee, $5,000 for being a member of the Compensation Committee and $15,000 for attendance at meetings;

     to Mr. Trauscht, $15,000 for being chairman of the Audit Committee, $5,000 for being a member of the Nominating/Corporate Governance Committee and $24,000 for attendance at meetings;

     to Mr. Klebanoff, $7,500 for being a member of the Audit Committee and $21,000 for attendance at meetings; Mr. Klebanoff received a pension amount of $25,492 and $7,343 for reimbursement of healthcare costs, both related to service for a predecessor of the Company;

     to Mr. Shapiro, $10,000 for being chairman of the Compensation Committee, $7,500 for being a member of the Audit Committee and $18,000 for attendance at meetings; and

     to Mr. Hood, $5,000 for being a member of the Nominating/Corporate Governance Committee and $9,000 for attendance at meetings.

(2)	Each non-management director was awarded 15,861 restricted shares on May 31, 2006. The value at closing price on that date was $18.64. The FAS 123R fair value of each grant was $295,649. The awards vest over the third through seventh anniversaries of award.

(3)	Awards paid on May 31, 2006 were intended to cover a three year award period; consequently the Compensation Committee does not intend to consider additional equity awards for existing directors until 2009. The amount shown is the FAS 123R cost to the Company related to the awards in 2006 and prior years.

(4)	At year-end 2006, each of the directors had 39,960 except for Mr. Shapiro who had 44,960 restricted shares with a value of $877,179 for the directors other than Mr. Shapiro, and a value of $951,803 for Mr. Shapiro based on the closing price on December 29, 2006 of $21.17 per share

(5)	As of December 31, 2006, Mr. Shapiro had options to purchase 30,000 shares of common stock. No other director had any such options.

Executive Compensation

Compensation Discussion and Analysis

     General Philosophy. OMI seeks to attract and retain the highest quality individuals as employees. We pay senior management and other employees at the top end of our industry, making it easier to retain them and making us attractive to other talented individuals. We compensate our senior management through a mix of base salary, annual bonus and equity compensation.

     The primary objective of our compensation programs is to be competitive with comparable employers and others with whom we compete for talented employees and to align management’s incentives with the long-term interests of stockholders. We view compensation as a tool to: (1) encourage senior executives to identify with the goals and objectives of the Company and to reward the achievement of those goals and objectives; (2) acknowledge individual contributions of executives in achieving corporate goals; (3) encourage executives to be creative and aggressive, within the bounds of sound reason, in working toward Company and shareholder objectives; and (4) encourage highly focused attention to corporate goals, while at the same time incorporating recognition of the cyclical nature of the shipping industry. The Company provides a mix of short and long-term compensation to reward both current performance and future commitment to OMI, and to establish a working environment that encourages talent, rewards good judgment, and maintains a quality working environment.

     The Company has a small group of senior managers (five in all, who are considered our “named executive officers”), all of whom interact with the Board of Directors as well as with each other, allowing first hand opportunities to judge each one’s performance. All of the named executive officers have functions which require them to work closely with the other named executive officers, making teamwork and cohesiveness a priority for the Company’s success.

     Overall Compensation. The Compensation Committee of our Board of Directors (the “Compensation Committee”) is empowered to review, approve or, in some cases, recommend for the approval of the full board of directors, the annual compensation for the named executive officers. The Compensation Committee from time-to-time engages independent compensation consultants to help determine appropriate senior executive compensation. However, competitive data provided by the consultants is of limited value due to the lack of publicly-traded comparables who publish relevant information. Most tanker ownership and operation is done through private companies, and of the public companies, most are not U.S. based or controlled and do not have to provide detailed compensation information. Only two major competitors (Overseas Shipholding Group (“OSG”) and General Maritime Corporation (“General Maritime”)) file proxy statements with information sufficient for a meaningful comparison. Also, the Company competes for personnel not only with them but with other ship owners, whether public or private, as well as with brokerages, vessel managers and others. All have varying methods of compensation, and often draw employees from us. This means that our compensation philosophy must be sufficiently flexible to adapt to what related industry entities may be doing, while staying within norms of the few publicly traded competitors.

     When analyzing compensation, the Company takes into account general and administrative (“G&A”) expense relative to its competitors. G&A relates to the costs of operating the Company, as opposed to the costs of running the vessels. For purposes of analyzing compensation, we believe this is an important measure because our goal is to provide a safe and efficient operation at an overall cost lower than our competitors, regardless of the compensation to individuals. We have highly paid individuals (but fewer of them than almost all of our competitors), some of whom have additional responsibilities compared to persons with similar titles in other companies. In our opinion, it is more efficient to compensate a smaller group of highly qualified executives than to maintain a larger staff. We have considerably lower G&A on a per vessel basis than OSG, General Maritime or Teekay Shipping (another competitor, whose G&A we can determine from filings, though compensation to individual managers is not available).

     We believe that senior management of the Company is superior to that of other publicly-traded tanker companies, and compensation is the best tool for rewarding superior performance, motivating future performance and keeping together the management team. We base our conclusion on the following:

  the growth of the Company

  the reduction in age profile of its fleet

  the quality of that fleet and its operations

  the ability to obtain better spot market rates than competitors the securing of a substantial number of profitable time charters the selling of vessels with substantial gains

  the record performance consecutively in the last four years

     Compensation for our named executive officers consists primarily of salary, bonuses and equity compensation. Salary and bonuses are paid in cash and are meant to compensate for the shorter term. Equity-based compensation is intended to be longer term, and rewards recipients for Company and stock performance.

     The mix of base salary, cash bonus, and equity compensation that we pay to our named executive officers varies from year to year, and our Compensation Committee does not follow a set formula or specific guidelines in determining how to allocate among the compensation components.

     Base Salaries. The Compensation Committee periodically reviews the performance of the Company and its executives. We must also remain competitive with others in our industry and related businesses. Base salaries of OMI’s Chief Executive Officer and other named executive officers paid in 2006 are listed in the Summary Compensation Table on page 14. Base salaries are reviewed annually by the Compensation Committee. Under the terms of each executive employment agreement, salary may not be decreased. Any upward adjustments are determined by an assessment of current levels compared with other companies with whom we compete for talented individuals. Additional factors include review of the performance of the executive in carrying out job responsibilities, and internal equitable considerations. OMI tries to maintain a competitive salary structure in order to attract and retain the highly talented and qualified individuals necessary to ensure OMI prospers. The Compensation Committee, which prior to 2007 reviewed salary and bonuses near year-end, will review the salary component starting in 2007 at mid-year. Information is obtained from public filings and information the Company gathers informally from conversations with persons in private companies as to their pay levels. Using this collection of inputs, the Compensation Committee makes a judgment on that basis of the level of salary.

     Bonuses. Bonuses, along with base salaries, provide the short-term incentive portion of executive compensation at OMI. Bonuses are paid at the discretion of the Compensation Committee. Bonuses are used to encourage the named executive officers to 1) make strategic decisions that will position the Company for future long-term success, 2) improve the efficiency, quality, environmental responsibility and safety of shipping operations, and 3) develop and improve the business of the Company. Early each year, the Compensation Committee determines what the appropriate basis should be for that year in determining non-equity cash incentive. For the past three years, the Committee has determined that the most important measuring tool is return on equity (“ROE”). ROE measures how the Company has performed with its shareholders’ investment in the Company.1 Prior to that time, other measures were used, such as stock price; however, stock price is a function of many factors some of which may not be related to Company or management performance. The Committee will review whether ROE remains the appropriate measure in the second quarter of 2007. The Committee has used the same standard for all five named executive

1	ROE is net income divided by average equity for the fiscal year.

officers (reflecting our belief in teamwork): no payment of non-equity cash incentive if ROE is less than 10%; payment in an amount equal to 100% of salary if ROE equals or exceeds 20% and payment in an amount equal to 150% of salary if ROE equals or exceeds 30%. Results falling between these parameters result in an interpolated payout. The amount payable under this formula appears in the column of the Summary Compensation Table below entitled “Non-Equity Incentive Plan Compensation.”

     The ROE for 2004 was 38%, for 2005 was 36% and for 2006 was 38%, significantly above the 30% threshold for 150% payments. Each of the years was a record for net income and per share income for the Company. The difference between the actual ROE in each year and a 30% return would equal approximately $210 million in aggregate net income for those years. The Compensation Committee has discretion to pay additional cash bonuses above those provided for under the plan discussed earlier, and judged that the performance of the named executive officers as a team, and especially the CEO and the President in positioning the Company to benefit from strong tanker markets and creating the additional value from performance, merited an additional cash bonus. In the Summary Compensation Table, the “Bonus” column represents that additional amount paid.

     As nearly all of our income is exempt from U.S. income tax, there are no adverse tax consequences from payments of annual compensation to any of our named executive officers in excess of the $1 million limit of U.S. Internal Revenue Code Section 162(m) on deductible compensation regardless of whether or not those payments are non-performance based.

SUMMARY COMPENSATION TABLE — 2006

						Change in
						Pension Value
						and
					Non-Equity	Nonqualified
					Other	Deferred
				Stock	Incentive Plan	Compensation	All Other	All Other
Name and		Salary	Bonus	Awards(1)	Compensation(2)	Earnings(3)	Compensation(4)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)

Craig H. Stevenson, Jr.	2006	975,000	1,137,500	1,437,495	1,462,500	N/A	209,913	5,222,408
Chief Executive Officer

Kathleen C. Haines	2006	472,000	67,000	451,235	708,000	N/A	71,217	1,769,452
Senior Vice President and Chief
Financial Officer

Robert Bugbee	2006	787,500	918,750	925,369	1,181,250	N/A	170,323	3,983,192
President and Chief Operating Officer

Fredric S. London	2006	450,000	0	451,235	675,000	N/A	77,463	1,653,698
Senior Vice President,
General Counsel and Secretary

Cameron Mackey	2006	410,000	60,000	411,384	615,000	N/A	62,315	1,558,699
Senior Vice President,
OMI Marine Services

(1)

Awards made on May 31, 2006 were intended to cover a three year award period; consequently the Compensation Committee does not intend to consider additional equity awards for the named executives until 2009. The amount shown is the FAS 123R cost to the Company in 2006 for stock awards made in 2006 and prior years. For the assumptions upon which the FAS 123R value is based, See Note 14 to the Company’s financial statements for the year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K. There have been no forfeitures by the named executives.

Summary Compensation Table — (cont’d)

(2)

The Compensation Committee determined early in 2006 to pay cash compensation based on return on equity. See Compensation Discussion and Analysis on page 13 for a description of the determination. The executives were thereby entitled to 150% of salary, which is the amount shown. Additional discretionary amounts awarded by the Compensation Committee are shown in the column entitled “Bonus.”

(3)

The Company has no defined benefit plans and does not provide preferential or above-market earnings under its Executive Savings Plan. For a summary of contributions and earnings in that plan see the Non-Qualified Deferred Compensation table on page 19.

(4)	Included within this column are the following specific items with amounts for each named executive officer:

		OMI
	OMI	Payments To
	Payments to	Executive	Country
	Savings Plan	Savings Plan	Club Dues	Other	Total
	($)	($)	($)	($)	($)
Craig H. Stevenson, Jr.	13,200	187,120	7,677	1,916	209,913
Kathleen C. Haines	13,200	56,101	—	1,916	71,217
Robert Bugbee	13,200	140,303	15,570	1,250	170,323
Fredric S. London	13,200	51,831	8,850	3,582	77,463
Cameron Mackey	13,200	40,524	7,565	1,026	62,315

GRANTS OF PLAN-BASED AWARDS — 2006

		Estimated Future			Estimated Future			All Other	All Other	Exercise	Grant Date
		Payments Under			Payments Under			Stock	Option	or Base	Fair Value of
		Non-Equity Incentive			Equity Incentive Plan			Awards:	Awards: Number	Price of	Stock and
		Plan Awards(1)			Awards			Number	of Securities	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	of Shares of	Underlying	Awards	Awards
Name	Date	($)	($)	($)	($)	($)	($)	Stock or Units(2)	Options	($/Sh)	($)

Craig H. Stevenson, Jr.	2/16/06	0	975,000	1,462,500					0	N/A
	5/31/06				0	0	0	243,750(2)			4,543,500(2)
Kathleen C. Haines	2/16/06	0	472,000	708,000					0	N/A
	5/31/06				0	0	0	75,000(2)			1,398,000(2)
Robert Bugbee	2/16/06	0	787,500	1,181,250					0	N/A
	5/31/06				0	0	0	164,064(2)			3,058,153(2)
Fredric S. London,	2/16/06	0	450,000	675,000					0	N/A
	5/31/06				0	0	0	75,000(2)			1,398,000(2)
Cameron Mackey	2/16/06	0	410,000	615,000					0	N/A
	5/31/06				0	0	0	75,000(2)			1,398,000(2)

1

All amounts payable listed hereunder have been paid. See Summary Compensation Table. The Company's non- equity incentive plan is described in Compensation, Discussion and Analysis on page 13 under “Bonuses.”

2

Awards made on May 31, 2006 were intended to cover a three year award period; consequently the Compensation Committee does not intend to consider additional equity awards for the named executives until 2009. The price on the grant date was $18.64 per share.

     Equity Compensation. Our Compensation Committee also administers our equity plans. Restricted stock has been the Compensation Committee’s preferred form of equity award for OMI since the first awards in 2001. We grant restricted stock instead of stock options to our named executive officers for several reasons, including:

  The accounting treatment for stock options under Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” makes stock option grants less attractive due to the volatility of the price of our common stock;

  Restricted stock grants permit us to issue fewer total common shares than stock option grants, thereby reducing potential dilution;

  Our belief that restricted stock provides a form of incentive compensation that motivates our executive officers to the same extent as stock options;

  Our belief that restricted stock grants are easier to administer than stock option grants; and

  The negative public perception surrounding stock options in light of recent stock option back-dating controversies.

     The Company has not made grants of stock options to executive officers since 2000. No named executive officer has any currently outstanding stock options.

     We award restricted stock on a regular basis to named executive officers and on a less frequent basis to other employees. We believe in granting equity awards to all employees but award more sizeable grants to our named executive officers due to their significant influence in the Company’s operations and performance. In general, equity grants improve morale and align the interests of all employees with those of the shareholders. Restricted stock awards have vesting periods ranging from as short as three years from grant date to as long as date of retirement of the recipient. We believe time-based vesting provides the Company with an effective retention tool.

     The Company has not required named executive officers to own a set number of shares as the employment agreements were already in place when the issue first arose, and the executives have had significant ownership of stock for many years. Mr. Mackey has less stock, but has been a senior executive for only about two years. The five named executive officers in aggregate own in excess of $14 million value in Company stock other than through grants of restricted stock.

     The first grant of restricted stock in 2001 provided for vesting of 25% of the award three years later, 25% five years later (both have vested) and 50% at retirement. All named executive officers would be eligible to retire upon attaining age 55 with 15 years of service. These conditions provide the named executive officers with a long term incentive as well as a method for the Company to retain their employment.

     A second award was made in 2003. Based upon recommendations of an independent compensation consultant, the intent was to make awards in a value approximately equal to each officer’s annual salary. The Compensation Committee intended that the awards would be of the same number of shares but awarded over a three year period. Therefore, awards were made in 2004 and 2005 equal to the same number of shares granted in 2003, though due to a rising stock price the values were higher than for the first year.

     In 2006, the awards were intended to cover grants for 2006, 2007 and 2008. In accordance with that intention, awards vest on the third, fourth and fifth anniversaries for one-third of the award, the fourth, fifth and sixth anniversaries for another third of the award and the fifth, sixth and seventh anniversaries for the other third of the award. A multi-year award benefits the Company by fixing the cost.

     All stock awards give immediate full rights to the recipient to dividends and voting.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

	OPTION AWARDS					STOCK AWARDS
			Equity
			Incentive						Equity Incentive
			Plan Awards:				Market	Equity Incentive	Plan Awards:
	Number of	Number of	Number of			Number of	Value of	Plan Awards:	Market or
	Securities	Securities	Securities			Shares or	Shares or	Number of	Payout Value of
	Underlying	Underlying	Underlying			Units of	Units of	Unearned Shares,	Unearned Shares,
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Units or Other	Units or Other
	Options ($	Options ($	Unearned	Exercise	Expiration	Have Not	Have not	Rights That Have	Rights That Have
	Exercisable)	Unexercisable)	Options ($)	Price ($)	Date	Vested ($)	Vested ($)(2)	Not Vested ($)	Not Vested ($)
Craig H. Stevenson, Jr.	0	0	0	N/A	N/A	628,876(1)	13,313,304	0	0
Kathleen C. Haines	0	0	0	N/A	N/A	198,896(1)	4,210,628	0	0
Robert Bugbee	0	0	0	N/A	N/A	411,016(1)	8,701,209	0	0
Fredric S. London	0	0	0	N/A	N/A	198,896(1)	4,210,628	0	0
Cameron Mackey	0	0	0	N/A	N/A	130,045(1)	2,753,053	0	0

(1)	Schedule of dates upon which restrictions lapse.

Name	Craig H. Stevenson, Jr.	Kathleen C. Haines	Robert Bugbee	Fredric S. London	Cameron Mackey

Date	# of Shares	# of Shares	# of Shares	# of Shares	# of Shares
12/01/07					8,000
9/25/07					1,667
9/12/07	29,391	9,237	18,369	9,237
6/09/07	29,390	9,237	18,369	9,237
12/01/08					8,000
9/25/08					1,667
9/12/08	29,391	9,237	18,369	9,237
6/09/08	29,391	9,237	18,369	9,237
5/19/08	29,390	9,237	18,369	9,237	9,237
12/01/09					8,000
6/09/09	29,391	9,237	18,369	9,237
5/19/09	29,391	9,237	18,369	9,237	9,237
6/01/09	27,084	8,334	18,230	8,334	8,334
5/19/10	29,391	9,237	18,369	9,237	9,237
6/01/10	54,167	16,667	36,459	16,667	16,667
6/01/11	81,250	25,000	54,688	25,000	25,000
6/01/12	54,166	16,666	36,458	16,666	16,666
6/01/13	27,083	8,333	18,229	8,333	8,333
At Retirement	150,000	50,000	100,000	50,000	—
Total	628,876	198,896	411,016	198,896	130,045

(2)	Values were calculated using the closing price on December 29, 2006 of $21.17 per share.

OPTION EXERCISES AND STOCK VESTED — 2006

	Option Awards		Stock Awards(1)
	Number of Shares	Value Realized	Number of Shares	Value Realized
Name	Acquired in Exercise (#)	on Exercise ($)	Acquired in Vesting (#)	on Vesting ($)
Craig H. Stevenson, Jr.	0	0	104,390	2,246,566
Kathleen C. Haines	0	0	34,237	737,309
Robert Bugbee	0	0	68,369	1,472,452
Fredric S. London	0	0	34,237	737,309
Cameron Mackey	0	0	1,666	34,032

(1)	The amounts in this column are calculated by multiplying the number of shares vested by the closing price of the Company’s common stock on the date of vesting.

     Retirement Plans. To be competitive and to encourage savings, OMI maintains a tax-qualified Saving Plan, for all employees, pursuant to which the Company matches named executive officer deferrals of the first 6% of salary (for other employees the match is made on the first 135% of the first 6% of salary) up to statutory limits.

     To be competitive with other employers who provide more extensive retirement benefits, especially in light of the fact that the savings capability in the Savings Plan is small compared to the income of the executives, the Company maintains an Executive Savings Plan (the “ESP”). The ESP has been in effect since being established by a predecessor company in 1997. Five named executive officers and one other officer are the only participants. The Company matches the first 6% of salary and bonus deferred by the participant. The contributions, increases in value and value at year-end 2006 are shown in the Non-Qualified Deferred Compensation Table on page 19.

     Perquisites and Other Benefits. We annually review perquisites of named executive officers. The primary perquisites for named executive officers are the reimbursement of the annual fees and assessments for one golf or social club. We encourage our named executive officers to belong to a golf or social club so that they have an appropriate entertainment forum for customers and appropriate interaction with their communities. In addition, is group life insurance equal to three times the executive’s annual salary, as is the case for all other employees.

     Named executive officers also participate in the Company’s other benefit plans on the same terms as other employees. These plans include medical and dental insurance and life insurance.

     Non-Qualified Deferred Compensation. We have two defined contribution plans, (1) a Savings Plan in which all employees are eligible to participate, and (2) the Executive Savings Plan (the “ESP”) which is limited to senior executives and has six participants, including the five named executive officers. Statutory limits apply to deferrals (which may come from salary and/or bonuses) into the Savings Plan. The executive may defer and contribute up to 100% of salary and bonus into the ESP. For the named executives, the Company matches the first 6% of deferrals made by the executive into each plan (the matching in the Savings Plan for other employees is higher). A committee from OMI, with advice from a consultant selects equity and debt investment options which are available to participants. The investment decisions for all participants are their own, though for those in the ESP, they must be approved by the Committee. OMI common stock is one of the investment options, but the Company does not encourage participants to invest in OMI common stock and stock is not acquired from the Company.

     As can be seen from the first column of the following table, most executives have contributed a much larger amount than is matched, meaning that the resultant earnings arise more from the contributions by the participants than from the contributions made by the Company and reflect a number of years of contributions and earnings.

NONQUALIFIED DEFERRED COMPENSATION — 2006

					Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at
	Contributions in	Contributions in	Earnings in	Withdrawals/	Last Fiscal
	Last Fiscal Year	Last Fiscal Year	Last Fiscal Year	Distributions	Year End
Name	($)	($)	($)	($)	($)
Craig H. Stevenson, Jr.	385,640	187,120	679,047	0	5,430,378
Kathleen C. Haines	117,301	56,101	261,661	0	1,393,144
Robert Bugbee	138,503	140,303	733,572	0	4,497,370
Fredric S. London	50,031	51,831	315,491	0	2,412,321
Cameron Mackey	91,631	40,524	89,370	0	331,127

(1)

The executive’s earnings are not included in the Summary Compensation Table, as (a) the executive does not receive preferential or above-market earnings and retains all risk in respect of investments and (b) the earnings relate to contributions and earnings over the period of years the executive has participated in the plan.

POTENTIAL PAYMENTS FOR TERMINATION AND CHANGE IN CONTROL

     Severance Benefits (No Change In Control). We believe that companies should provide reasonable severance benefits to employees. In our opinion, employees who know they have a fair severance are more secure in their positions and can expend energies working for the good of the Company, rather than preparing for their next jobs. With respect to our named executive officers, these severance benefits are provided in their employment agreements. If the termination is involuntary and without “cause” or the employee terminates employment for “good reason,” (as those terms are defined in the agreements) the agreements provide for the establishment of a “Severance Period” of two years during which base salary, health and other insurance benefits continue. We do not accelerate the vesting of equity compensation, but whatever would otherwise vest in the Severance Period vests at the appropriate date. In addition, a terminated employee is entitled to receive any benefits that the employee otherwise would have been entitled to receive under our 401(k) Savings Plan and Executive Savings Plan. Those benefits are not increased or accelerated.

     Based upon a hypothetical termination date of December 31, 2006, the severance benefits for our named executive officers would have been as follows:

Post Employment Benefits
Value as of December 31, 2006
No Change in Control

	Severance
	Amount Value	Severance
	(Payment from	Amount (Equity
	Company)	Vesting)	Total
Name	($)	($)	($)
Craig H. Stevenson, Jr.	2,342,526	3,110,995	5,453,521
Kathleen C. Haines	1,243,478	977,736	2,221,214
Robert Bugbee	1,888,254	1,944,359	3,832,613
Fredric S. London	1,112,814	2,036,236	3,149,050
Cameron Mackey	925,336	604,848	1,530,184

     The executive’s balance of the executive in the Executive Savings Plan would be paid at the end of the Severance Period in either a lump sum, or over a period of up to ten years, whichever the executive has elected (see Non-qualified Deferred Compensation Table on page 19 for each executive’s balance as of December 31,2006).

     The amount in the above table under (No Change in Control) Severance Amount (Payment from Company) is the aggregate of (1) salary payable, (2) an additional 6% of the salary representing the match the Company would make into the executive’s accounts in the Company’s Savings Plan and Executive Savings Plan on the assumption that the executive would defer compensation into those plans in an amount necessary to receive the Company match under the terms of the plans, (3) the value of accrued but unused vacation at that date, plus (4) the cost to the Company for the Severance Period of maintaining the executive in the health and life insurance plans maintained by the Company based on current premiums. The amount in “Severance Amount Value (Equity Vesting)” is the value at year-end of the executive’s shares of restricted stock that would vest during the Severance Period. The executive would be entitled to the above in the event of termination by the Company other than for cause, voluntary termination by the executive for good reason (described below) or disability (in the case of disability restrictions on all restricted stock lapse).

     The Company may terminate an Executive for “Cause,” as defined in the employment agreements. Cause includes the following:

(i)	The executive’s breach in respect of his or her duties under the employment agreement, or

(ii)

Any misconduct, dishonesty, insubordination or other act by the executive materially detrimental to the goodwill of the Company, or materially damaging to the Company’s relationships with their customers or employees.

     “Good reason” will exist where there is a relocation of the Company’s offices (or the location of the performance of work by the executive) beyond a fifty mile radius of New York City (but only following a Change in Control); a material diminution of the executive’s duties and responsibilities, or a breach by the Company of any material provision of the employment agreement, including, without limitation a reduction in base salary, or the failure of the Company’s acquirors or successors, following a Change in Control, to expressly assume the employment agreement and agree to perform the obligations of the Company thereunder.

     Change in Control. Our named executive officers and other employees have built OMI into the successful enterprise that it is today, and we believe that it is important to protect them in the event of a change in control, for the good of the Company, as well as the individuals. It is our belief that the interests of stockholders will be best served if the interests of our named executive officers are aligned with them, and the provision of benefits should eliminate, or at least reduce their reluctance to pursue potential change in control transactions that may be in the best interest of shareholders. The requirements for the payments are calculated in accordance with the employment agreements.

     The table below shows payments which would have been made if an involuntary or “good reason” termination following a Change in Control had occurred on December 31, 2006. The amounts in the first column below (other than to the amount related to accrued but unused vacation) are calculated based on the executive’s employment agreement.

Post Employment Benefits
Value as of December 31, 2006
Change in Control

	Severance
	Amount Value	Severance
	(Payment from	Amount Value
	Company)	(Equity Vesting)	Total
Name	($)	($)	($)
Craig H. Stevenson, Jr.	9,003,750	13,313,304	22,317,054
Kathleen C. Haines	4,444,062	4,210,628	8,654,690
Robert Bugbee	7,260,144	8,701,209	15,961,253
Fredric S. London	4,194,519	4,210,628	8,405,147
Cameron Mackey	3,700,250	2,703,053	6,403,303

     The table shows the amount the Company is to pay to the executive in a lump-sum (the column Severance Amount Value (Payment from Company)) which is calculated to be equal to the sum of (a) the then current salary of the executive multiplied by three, (b) an amount equal to 150% of that salary (which is the maximum bonus as defined in the executive’s employment agreement) multiplied by four and (c) the value of accrued but unused vacation. Additionally, all restricted stock would vest, the market value of which at December 31, 2006 is shown in the column Severance Amount Value (Equity Vesting). The executive’s balance in the Executive Savings Plan would be paid following termination in either a lump sum, or over a period of up to ten years, whichever the executive has elected (see Non-Qualified Deferred Compensation Table on page 19 for each executive’s balance as of December 31, 2006). There are no payments for other benefits or perquisites.

     We do not reimburse executive officers for any taxes imposed as a result of change in control benefits. All change in control benefits are “double trigger,” meaning that a Change in Control must have occurred and the employee must have been terminated by the Company or by the executive for “good reason,” except that the restricted stock award agreements provide that all restricted stock vests upon the Change in Control occurrence. Accelerated vesting is in accordance with our view that the executives should act primarily like shareholders in considering possible transactions that may involve the Company.

     For purposes of these benefits, a change in control is deemed to occur, in general, if (a) a shareholder or group of shareholders acquires 20% or more of OMI’s common stock, or (b) a majority of the directors elected to office were not nominated by the Board of Directors in office at the time of their nomination.

Independent Registered Public Accounting Firm Fee Information

     The following table summarizes the aggregate fees for services provided to OMI Corporation by Deloitte & Touche LLP, its independent registered public accounting firm:

(dollars in thousands)	2006	2005
Audit Fees (a)	$663	$594
Audit-Related Fees (b)	29	29
Tax Fees (c)	84	116
All Other Fees (d)	0	0
Total	$776	$739

(a)	Fees for audit services provided in 2006 and 2005 consisted of:

Audit of the Company’s annual financial statements

Reviews of the Company’s unaudited quarterly financial statements

Consents and other services related to Securities and Exchange Commission (“SEC”) matters

Attestation of management’s assessment of internal control over financial reporting and the Company’s internal control over financial reporting as required by SEC rules under Section 404 of the Sarbanes-Oxley Act of 2002.

(b)	Fees for audit-related services provided in 2006 and 2005 consisted of:

Employee benefit plan audits

(c)	Fees for tax services billed in 2006 and 2005 consisted of tax compliance services consisting of:

Sales and use, property and other tax return assistance

Memo:
		2006	2005
	Ratio of Tax Planning and Advice Fees	0.11:1	0.16:1
and All Other Fees to Audit Fees, Audit
Related Fees and Tax Compliance Fees

(d)	The Company did not pay any other fees to the independent registered public accounting firm during 2006 or 2005.

     In considering the nature of the services provided by the independent registered public accounting firm, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent registered public accounting firm and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

Pre-Approval Policy

     The services performed by the independent registered public accounting firm in 2006 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent registered public accounting firm may perform. The policy requires that prior to commencing services, a description of the services (the “Service List”) expected to be performed by the independent registered public accounting firm in each of the Disclosure Categories be presented to the Audit Committee for approval.

     Services provided by the independent registered public accounting firm during the following year that are included in the Service List were pre-approved following the policies and procedures of the Audit Committee.

     Any requests for audit, audit-related, tax, and other services not contemplated on the Service List must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

     In addition, although not required by the rules and regulations of the SEC, the Audit Committee generally requests a range of fees associated with each proposed service on the Service List and any services that were not originally included on the Service List. Providing a range of fees for a service incorporates appropriate oversight and control of the independent auditor relationship, while permitting the Company to receive immediate assistance from the independent auditor when time is of the essence.

     On a quarterly basis, the Audit Committee reviews the status of services and fees incurred year-to-date against the original Service List and the forecast of remaining services and fees for the fiscal year.

     The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. The provision allows for the pre-approval requirement to be waived if all of the following criteria are met:

1.	The service is not an audit, review or other attest service;

2.	The aggregate amount of all such services provided under this provision does not exceed five percent of total fees paid to the independent auditor in a given fiscal year;

3.

Such services were not recognized at the time of the engagement to be non-audit services (to date the SEC has not provided any guidance with respect to determining whether or not a service was “recognized” at the time of the engagement. We believe that the SEC intended the term “recognized” to mean “identified”);

4.	Such services are promptly brought to the attention of the Audit Committee and approved by the Audit Committee or its designee; and

5.	The service and fee are specifically disclosed in the Proxy Statement.

Approval of Independent Registered Public Accounting Firm – Proposal No. 2

     The Audit Committee has appointed Deloitte & Touche LLP as auditors of OMI and subsidiaries for the year 2007. A representative of Deloitte & Touche LLP, who have been the auditors of OMI since its spin-off in 1998, is expected to be present at the meeting with the opportunity to make a statement if he desires to do so and to respond to appropriate questions.

     The Board of Directors recommends a vote in favor of ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2007.

Contacting Directors

     Any interested party may communicate with the Board of Directors or a specific director by writing to the Director and mailing it to the Company. Those addressed to the specified director will be forwarded to that director. Other communications will be forwarded to the Presiding Director or the Chairman of the Audit Committee. Management will not read the communication unless the recipient has read it and presented it to management.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the 1934 Act requires the Company’s executive officers and directors and holders of more than 10% of the Company’s common stock (collectively, “reporting persons”) to file reports of ownership and changes in ownership of the Company’s equity securities with the Securities and Exchange Commission and the New York Stock Exchange. Based upon a review of the copies of such reports furnished to the Company (or written representations from the reporting person that no such reports are required), the Company believes that all reports by such reporting persons were timely filed.

Householding of Annual Meeting Materials

     Some banks, brokers and other record holders of our common shares may participate in the practice of “householding” proxy statements and annual reports. This means that, unless shareholders give contrary instructions, only one copy of our proxy statement or annual report may be sent to multiple shareholders in each household. We will promptly deliver a separate copy of either document to you if you call or write to us at the following address or telephone number: OMI Corporation, One Station Place, Stamford, Connecticut 06902, telephone (203) 602-6700. If you would like to receive separate copies of our proxy statement or annual report in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other record holder, or you may contact us at the above address or telephone number.

Other Matters

     OMI has no knowledge of any matters to be presented to the meeting other than those set forth above. The persons named in the accompanying form of proxy will use their own discretion in voting with respect to matters which are not determined or known at the date hereof.

     The Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2006, which contains the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 is being mailed to Stockholders together with this material. The Annual Report and Form 10-K do not form any part of the material for the solicitation of any proxy.

     Copies of OMI’s Annual Report on Form 10-K, excluding exhibits, are available to any stockholder, at no charge, by writing to: Corporate Relations Department, OMI Corporation, One Station Place, Stamford, CT 06902. OMI’s Annual Report is also posted on the Company’s website: www.omicorp.com.

Shareholder Proposals

     Any proposals of stockholders to be presented at OMI’s 2008 Annual Meeting must be received at OMI’s principal executive offices, One Station Place, Stamford, CT 06902, Attention: Secretary, not later than December 31, 2006, for inclusion in OMI’s proxy statement and form of proxy relating to that Annual Meeting. A shareholder who intends to present an item of business at the 2008 Annual Meeting of Stockholders (other than a proposal submitted for inclusion in the Company’s proxy materials) must provide notice of such business to the Secretary of the Company on or before March 1, 2008.

By Order of the Board of Directors FREDRIC S. LONDON Secretary

Stamford, Connecticut April 16, 2007

APPENDIX 1

OMI CORPORATION

BOARD GUIDELINES ON CORPORATE GOVERNANCE ISSUES

1.

Governance by the Board of Directors. The business and affairs of the corporation shall be under the direction of the board. This includes overseeing the conduct of the corporation’s business by management and review of the corporation’s financial objectives and major corporate plans, strategies and actions. OMI directors are expected to promote the best interests of shareholders in terms of corporate governance, fiduciary responsibilities, compliance with applicable laws and regulations, and maintenance of accounting, financial or other controls. Directors are expected to attend all board meetings unless circumstances prevent attendance. Directors will participate in the selection, evaluation and, where appropriate, replacement of the Chief Executive Officer and will provide input to the CEO for the evaluation, as well as the recruitment, of the principal senior executives of the corporation.

2.

Qualifications. A majority of the Board of Directors and all members of the Audit, Compensation and Nominating/Corporate Governance Committees (the “Committees”) must be “Independent Directors” of the Corporation and satisfy the following: (1) no Director may be considered an Independent Director if he or she has a material relationship with the Corporation other than in connection with the role as Director; (2) no member of the Committee may accept any consulting, advisory or other compensatory fee from the Corporation or its related entities or be an affiliate of the Corporation or its related entities other than in their roles as Directors (provided, that such person’s employer may be retained to do business by the Corporation so long as the Board of Directors determine that any payment or relationship is not material); (3) no Director who is a former employee of the Corporation can be an Independent Director until five years after the employment has ended; (4) no Director who is, or in the past five years has been, affiliated with or employed by a (present or former) auditor of the company (or of an affiliate) can be an “Independent Director until five years after the end of either the affiliation or the auditing relationship; (5) no Director can be an Independent Director if he or she is, or in the past five years has been, part of an interlocking directorate in which an executive officer of the Corporation serves on the compensation committee of another company that employs the Director; and (6) Directors with immediate family members in the foregoing categories must likewise be subject to the five-year “cooling-off” provisions for purposes of determining “independence.” The Nominating and Governance Committee will review annually the independence of directors and report the findings to the Board, which will determine whether each director shall be considered independent in accordance with current criteria. Determination of a “material relationship” shall be in accordance with rules of the exchange upon which the Corporation is listed or such stricter interpretation as the Board may make.

3.

Board Access to Senior Management. Directors have complete access to OMI’s senior executives. As a courtesy, directors will use judgment to ensure that such contact would not be distracting to the business operation, or management reporting structure of the corporation and any such contact in writing shall be copied to the CEO. The board encourages the CEO, from time to time, to bring managers into board meetings who can provide additional insight into the items being discussed or who have future potential that the CEO believes should be made visible to the board.

4.

Leadership of the Board. The leadership of the board shall include a Chairman of the board and if the Chairman is not an independent director, an independent director to lead meetings which include only independent directors, called the “Presiding Director”. The Board of Directors appoint the Presiding Director. The Chairman and Secretary shall disseminate to directors on a timely basis briefing materials to be included in the meeting agenda, as well as minutes from prior meetings and any written reports by committees. The Nominating and Governance Committee, pursuant to its committee charter, shall evaluate board effectiveness and recommend best practices with respect to board governance.

The Presiding Director shall serve as the focal point for independent directors regarding resolving conflicts with or terminating the CEO’s employment, cooperating with the CEO in resolving conflicts with or terminating the term of any independent directors and coordinating feedback to the CEO on behalf of independent directors regarding business issues and board management.

5.

Charters of Standing Committees. The current committee structure of the corporation includes the following committees: Audit, Compensation and Nominating and Governance. The charters of each standing committee will be reviewed periodically with a view to delegating committees with the authority of the board concerning specified matters appropriate to such committee. Such authority will be set forth in board resolutions or bylaws pertaining to the charters of board committees. Only directors determined by the board to be independent may sit on the above named committees. Committee members and their Chairman shall be elected annually by the Board of Directors and shall serve until the Board elects their replacements. There is also an Executive Committee which may meet whenever the full Board may not be available and acts as the Board. The Executive Committee shall include a majority of independent directors.

6.

Board Selection Process. It is expected that all directors will be alert to potential board candidates with appropriate skills and characteristics and communicate information regarding board selection matters to the Nominating and Governance Committee. The Nominating and Governance Committee shall recommend to the board candidates for directorships and board committee assignments. The board endorses the value of seeking qualified directors from diverse backgrounds otherwise relevant to the corporation’s strategy and business operations and perceived needs of the board at a given time.

7.

Director’s Term of Office. Directors are elected to hold office for a term of three years. The Nominating and Governance Committee is to propose any changes in term and limits on service and determine any qualifications to serve as director or committee member. The Chairman and Presiding Director will review and discuss with any director whose term is expiring such director’s continuation on the board. This will include discussion of such director’s desire to continue as a member of the board.

8.

Board and Committee Meetings. In preparation for meetings of the board and its committees, the CEO with support from the Secretary shall disseminate to directors on a timely basis briefing materials regarding matters to be included in the meeting agenda, as well as minutes from prior meetings and any written reports by committees. The directors are encouraged to discussion areas for consideration prior to receiving the agenda and to suggest additions and modifications of the agenda when received and to report all suggestions to the Presiding Director or Chairman. On those occasions in which the subject matter is extremely confidential or sensitive, the presentation will be discussed at the meeting. Presentations to the board may rely on directors having reviewed and digested information set forth in the briefing materials, thus allowing more time for discussion, clarification, and feedback.

9.

Separate Meetings of Independent Directors. The independent directors shall hold regularly scheduled meetings and any other meetings the independent directors deem appropriate, with the Presiding Director scheduling and presiding over such meetings. The independent directors may retain advisors, as they deem necessary to aid them or attend such meetings.

10.	The Compensation Committee shall be charged with periodically reviewing and making recommendations concerning director compensation, the determination of which shall be approved by the entire board.

11.	The board will make an annual evaluation of its performance in form and under criteria established by the Nominating and Governance Committee.

APPENDIX 2

OMI CORPORATION

AUDIT COMMITTEE CHARTER

     ORGANIZATION. The Audit Committee shall consist of not less than three, nor more than five members of the Board. Committee members will be independent as determined in accordance with the Board Guidelines on Corporate Governance Issues (the “Guidelines”). The members shall be elected annually by the Board, with one member designated by the Board to be the Chair in accordance with the Guidelines. They will satisfy such other requirements, including financial literacy, as may be specified by the rules of the New York Stock Exchange or regulatory authorities.

     The Committee shall meet at least three times annually and may, in its discretion, delegate specific responsibilities to a subcommittee comprising one or more members of the Committee.

     STATEMENT OF POLICY. The Audit Committee will assist the Board of Directors in fulfilling its oversight responsibilities involving:

  The integrity of the Company’s financial statements and financial reporting process.

  The independence of the Company’s independent auditors and the performance of the independent audit.

  The adequacy of the Company’s accounting processes and financial controls.

  Compliance with applicable laws and the Company’s policy on business ethics and conduct.

     In so doing, it is the responsibility of the Committee to maintain free and open means of communication among the directors, the independent auditors, the internal auditors and the management of the Company. The Committee will report to the Board all significant issues discussed by the Committee and all recommendations that are to be acted upon by the full Board. The Committee shall have the resources and authority necessary to discharge its responsibilities, including the authority to retain independent counsel and other experts or consultants.

RESPONSIBILITIES. Specific responsibilities of the Audit Committee include:

1.

To hire the independent auditors for the annual audit of the Company, evaluate the independence and performance of the independent auditors, and, if deemed appropriate, replace the independent auditors.

2.

To review and approve the services to be provided by the independent auditors for the coming year, including the scope of the annual audit of the Company’s financial statements and audit services for benefit plans and all compensation to be paid to the independent auditors on behalf of the Company.

3.

To establish Company guidelines to ensure that independence of the independent auditor from the Company is maintained. The Company’s independent auditors may not perform the following services for the Company:

Accounting or bookkeeping services.

Internal audit services related to accounting controls, financial systems or financial statements.

Financial information systems design or implementation.

Operating management services.

4.

To meet separately with the independent auditors, with and without management present, to discuss the results of their audits and examinations, management’s responses and other matters the Committee or the independent auditors wish to discuss, and to review with the independent auditors the matters required to be discussed under generally accepted auditing standards relating to the conduct of the audit.

5.

To receive at least annually from the independent auditors a written statement (a) delineating all relationships between the independent auditors and the Company, (b) describing the internal control procedures of the Company and, (c) describing all material issues raised by their internal control review.

6.

To discuss with the independent auditors any relationships or non-audit services that may impair their objectivity and independence, and, if necessary, to take appropriate action to ensure the independence of the independent auditors.

7.

To review with senior management, the internal auditors and the independent auditors, the adequacy and effectiveness of the Company’s accounting and financial controls and processes to monitor and manage business and financial risk and legal and ethical compliance.

8.

To review with management and the independent auditors significant changes proposed for the accounting policies of the Company, accounting tax or financial reporting proposals that have or may have a material effect on the Company’s financial situation and/or financial reports, the reasonableness of significant assumptions, accounting judgments or estimates utilized by the Company in connection with its financial statements, and the effect of alternative GAAP methods on the Company’s financial statements and a description of any transactions as to which management obtained advice from the independent auditors on the application of certain accounting principles.

9.

To review and discuss with management and the independent auditors the Company’s audited financial statements, and to recommend to the Board that the audited financial statements be included in the Company’s annual report on Form 10-K.

10.

To review with management and the independent auditors the Company’s quarterly financial statements and other matters required to be discussed with the Committee by the independent auditors under generally accepted auditing standards.

11.	To review with management earnings press releases and any guidance to be given.

12.	To approve any Committee report required to be included in the proxy statement for the Company’s annual meeting of stockholders.

13.	To review and approve the audit plan, budget and staffing of the Company’s internal audit function for the coming year.

14.	To review periodically the quality and depth of staffing in the Company’s auditing, accounting, and financial departments.

15.	To establish procedures for receiving and treating complaints regarding accounting, internal auditing controls or auditing matters.

16.	To receive confidential, anonymous reports from employees of the Company regarding questionable accounting or auditing matters.

17.	To obtain advice and assistance from outside legal, accounting or other advisors.

18.	To discuss with management policies related to risk assessment and risk management.

19.	To report to the Board of Directors regarding its functions, findings and actions on a regular basis.

20.	To make an annual evaluation of its performance.

21.	To review and reassess the adequacy of this charter annually and to recommend any proposed changes to the Board for approval.

APPENDIX 3

NOMINATING/CORPORATE GOVERNANCE COMMITTEE CHARTER

     The Nominating/Corporate Governance Committee (the “Committee”) of OMI Corporation (the “Corporation”) shall be organized and act consistently with the following significant parameters and the Board Guidelines on Corporate Governance Issues (the “Guidelines”).

     SIZE AND COMPOSITION OF THE COMMITTEE: The Committee will have no fewer than two nor greater than three members, all of whom shall be independent as determined in accordance with the Guidelines.

     FREQUENCY OF MEETINGS: The Committee will meet at such times it deem necessary to completely discharge its duties and responsibilities as outlined in this charter.

     ROLE AND RESPONSIBILITY: The Committee shall (1) plan for corporate and director succession, and develop rules with respect thereto, as appropriate; (2) identify individuals qualified to become Directors; such individuals shall be persons the Committee believes are (a) knowledgeable in the business, or some aspect of the business of the Corporation as shall make it likely that the persons will contribute to the Corporation, and (b) of the character the Committee believes will reflect high standards of honesty and integrity desired of the Corporation; (3) recommend that the Board select the director nominees for the next annual meeting of stockholders; (4) recommend that the Board elect persons identified by the Committee to fill vacancies in the Board; (5) review current established corporate governance principles applicable to the Corporation and if appropriate, develop and recommend to the Board any additions or changes thereto; (6) evaluate the performance of the Board of Directors and its Committees and report its finding to the Board at least annually; and (7) the Committee has sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms.

(This Page Intentionally Left Blank.)

APPENDIX 4

OMI CORPORATION

COMPENSATION COMMITTEE CHARTER

     ORGANIZATION. The Compensation Committee shall consist of not less than two, nor more than three members of the Board. The members shall be independent as determined in accordance with the Board Guidelines on Corporate Governance Issues (the “Guidelines”), and shall be elected and act in accordance with the Guidelines.

     The Committee shall meet at least two times annually and may, in its discretion, delegate specific responsibilities to a subcommittee comprising one or more members of the Committee.

     The Compensation Committee shall have all the authority of the board to act or exercise corporate powers with respect to the following:

1.	Make recommendations to the board on the Corporation’s executive compensation practices and policies.

2.

Review and approve corporate goals and objectives relevant to Chief Executive Officer compensation, evaluate the performance of the Chief Executive Officer and other senior executive officers of the Corporation in light of those goals and objectives and determine and approve salaries, bonuses, stock options, benefits and other compensation arrangements for them.

3.	Propose and, if adopted, administer compensation plans, including stock options, restricted stock, and any bonus plan which includes as a beneficiary any senior executive officer of the Company.

4.	Report to the shareholders annually regarding the Corporation’s executive compensation practices and policies.

5.

When appropriate in the view of the Committee, retain a compensation consultant to advise the Committee on executive compensation practices and policies, and engage any consultant to advise regarding any matters within the charter of the Committee.

6.

Help the Nominating/Corporate Governance Committee to review any reports made by the Corporation regarding compensation matters and recommend to the Board or Corporation whether to include such reports in the applicable document make an evaluation of the performance of the Committee annually for inclusion in the Corporation’s Form 10-K Annual Report of the Proxy Statement.

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OMI CORPORATION

Notice of

Annual Meeting

and

Proxy Statement

Annual Meeting

of Stockholders

June 28, 2007

9:00 A.M.

One Station Place

Stamford, Connecticut

ANNUAL MEETING OF STOCKHOLDERS OF

OMI CORPORATION

June 28, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

â     Please detach and mail in the envelope provided.     â

20230000000000001000 9	062807

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. FOR election of the following two CLASS III directors for a three-year			FOR AGAINST ABSTAIN
term, each to hold office until his or her successor shall be elected and		2. Ratification of the appointment of Deloitte & Touche LLP	☐ ☐ ☐
qualified:		as auditors of the Corporation for the year 2007.
NOMINEES
☐ FOR ALL NOMINEES	O Michael Klabanoff
O Donald C. Trauscht
☐ WITHHOLD AUTHORITY		This Proxy, when properly executed, will be voted in the
FOR ALL NOMINEES		manner directed herein by the undersigned stockholder. If
no such directions are given with respect to all or some
☐ FOR ALL EXCEPT		items, as to such items this Proxy will be voted FOR
(See instructions below)		Proposals 1 and 2.

The Board of Directors recommends a vote FOR all nominees in
Proposal 1 and FOR Proposal 2.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”
and fill in the circle next to each nominee you wish to withhold, as shown here: ●

Please check here if you plan to attend the meeting. ☐
To change the address on your account, please check the box at right and ☐
indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder ________________________________________     Date: _________________     Signature of Stockholder ________________________________________     Date: ___________________

Note:	This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title and authority as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

OMI CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          KNOW ALL PERSONS BY THESE PRESENTS that the undersigned stockholder of OMI CORPORATION (the ''Corporation'') does hereby constitute FREDRIC S. LONDON, BRIAN LEE and KATHLEEN C. HAINES, and each of them, attorneys and proxies with full power of substitution to each, for and in the name of the undersigned and with all the powers the undersigned would possess if personally present, to vote all the shares of Common Stock of the undersigned in the Corporation at the Annual Meeting of Stockholders of the Corporation, to be held at One Station Place, Stamford, Connecticut 06902 on June 28, 2007 at 9:00 A.M., on all matters as may properly come before the meeting, as set forth in the Notice of Annual Meeting of Stockholders dated April 16, 2007 and at any and all adjournments or postponements thereof.

          The Board of Directors recommends that stockholders vote FOR the election of the nominees for directors and FOR the ratification of the appointment of Deloitte & Touche LLP as auditors. If no specification is made as to any proposal, the shares will be voted FOR the election of the nominees for directors, FOR the ratification of the appointment of Deloitte & Touche LLP as auditors.

(Continued and to be signed on the reverse side)

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